Exhibit No. 99

Rayonier Announces Stock Split and 12.5 Percent Dividend Increase

JACKSONVILLE, FL—May 21, 2003—Rayonier (NYSE:RYN) announced that its Board of Directors today approved a three-for-two stock split and a 12.5 percent increase in the post-split quarterly cash dividend to 27 cents per share. The stock split will be effected in the form of a stock dividend by issuing one additional share of common stock for every two shares held. The additional shares will be distributed on June 12, 2003 to shareholders of record on June 2, 2003. The 27 cents per share second quarter dividend will be distributed on June 30, 2003 to shareholders of record on June 23, 2003.

“The stock split recognizes the significant appreciation in the value of Rayonier’s common shares since our spin-off in 1994 and should improve liquidity and trading volume in our stock,” said W.L. Nutter, Chairman, President and CEO. “The increased dividend reflects our strong cash flow following the major timberland acquisition in 1999, the continuing success of our strategic land sales program and the repayment of more than $500 million of debt. With the company approaching a point where it is not economically efficient to pay down more debt, we believe that returning additional cash to shareholders will enhance our capital structure and increase shareholder value. Both actions are expected to attract a broader shareholder base.”

Nutter added, “We continue to explore structural opportunities that will further increase shareholder value and are confident that today’s actions are positive steps in that direction.”

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of Rayonier’s sales are outside the U.S. to customers in more than 50 countries.

Comments about anticipated cash flows and the expected impact of the stock split and dividend increase on liquidity, trading volume, the existing shareholder base and shareholder value are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; changes in capital markets, including the resulting impact on returns on the company’s pension plan assets and on certain stock-based incentive plans; fluctuations in demand for cellulose specialties, absorbent materials, timber and wood products; adverse weather conditions; changes in production costs for wood products and performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of land sale transactions; and implementation or revision of governmental policies and regulations affecting the environment, import and export controls and taxes. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

For further information, visit the company’s web site at http://www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.